Exhibit 99.1

bluebird bio Announces Completion of Acquisition by Carlyle and SK Capital

New management, led by David Meek, is committed to rapidly scaling access to lifechanging gene therapies

Significant capital commitment from Carlyle and SK Capital will enable bluebird to grow and accelerate patient access bluebird will focus on expanding manufacturing capacity and improving the treatment experience for patients and providers

SOMERVILLE, Mass. — June 2, 2025 — bluebird bio (NASDAQ: BLUE) (“bluebird”), a pioneer in gene therapies for severe genetic diseases, today announced the completion of its sale to funds managed by global investment firms Carlyle (NASDAQ: CG) and SK Capital Partners, LP (“SK Capital”). With the closing of the transaction, bluebird’s common stock has ceased trading and will no longer be publicly listed. Carlyle and SK Capital have provided significant primary capital to support and scale bluebird’s commercial delivery of gene therapies for patients with sickle cell disease, ß-thalassemia, and cerebral adrenoleukodystrophy.

David Meek, who became Chief Executive Officer of bluebird at close, said, “Today marks the beginning of a new era for bluebird as its go-forward financial backing and leadership team will better enable all stakeholders to realize the full potential of our revolutionary therapies. Historically, bluebird has excelled as a scientific innovator and should be very proud of the many achievements it has delivered to patients. Our vision is to further that legacy of scientific excellence while improving the commercial execution of our approved products to rapidly expand access to lifechanging gene therapies.”

“We are excited to back bluebird in partnership with SK Capital. We believe providing bluebird the necessary funding along with the new leadership team will help bluebird realize its full potential,” said Joe Bress, Carlyle Partner and Global Co-Head of Healthcare. Bali Muralidhar, Co-Managing Partner and Chief Investment Officer & COO of Abingworth, Carlyle’s life sciences investment franchise, added, “There is an incredible opportunity to bring bluebird’s groundbreaking therapies to more patients in need, and we look forward to advancing bluebird in its mission.”

“SK Capital looks forward to partnering with David and his team as well as Carlyle to scale bluebird’s pioneering gene therapies that can make a lifechanging difference for patients around the world,” said Aaron Davenport, Managing Director at SK Capital, adding, “We believe our deep collective experience in manufacturing and commercializing therapies can help drive the next chapter of bluebird’s growth.”

Incoming Team Bolsters Commercial Gene Therapy Experience

The company’s momentum is reinforced by a deeply experienced management team, led by CEO David Meek. David brings more than 30 years of leadership in life sciences, including as CEO of Mirati Therapeutics and Ipsen. David is joined by Tom Klima as Chief Commercial & Operating Officer, Debasish Roychowdhury, M.D., as Chief Medical Officer, Wendy DiCicco as Chief Financial Officer, and Ellen Forest as Chief People Officer. Additional details are available at https://www.bluebirdbio.com/about-us/leadership.

From Scientific Breakthroughs to Delivery at Scale

With the transaction now closed, bluebird is prioritizing expanding its manufacturing infrastructure, streamlining the patient journey, supporting treatment centers, and strengthening its payer partnerships. The acquisition provides the strategic and financial backing needed to meet rising demand and drive commercial and operational excellence across the organization.

“bluebird has demonstrated what’s possible through effective gene therapy,” David added. “Now we will build the ecosystem to ensure every patient who needs these therapies can access them.”

About bluebird bio

bluebird bio is a commercial-stage biotherapeutics company focused on developing and delivering gene therapies for severe genetic diseases. With more than a decade of scientific leadership in gene therapy and three FDA-approved therapies for sickle cell disease, ß-thalassemia, and cerebral adrenoleukodystrophy, the company is committed to ensuring access, reliability, and patient-centered care. bluebird is headquartered in Somerville, Massachusetts.

About Carlyle

Carlyle (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across its business and conducts its operations through three business segments: Global Private Equity, Global Credit and Carlyle AlpInvest. With $453 billion of assets under management as of March 31, 2025, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies, and the communities in which we live and invest. Carlyle employs more than 2,300 people in 29 offices across four continents. Further information is available at www.carlyle.com. Follow Carlyle on X @OneCarlyle and LinkedIn at The Carlyle Group.

About SK Capital

SK Capital is a transformational private investment firm with a disciplined focus on the life sciences, specialty materials, and ingredients sectors. The firm seeks to build resilient, sustainable, and growing businesses that create substantial long-term value. SK Capital aims to utilize its industry, operating, and investment experience to identify opportunities to transform businesses into higher performing organizations with improved strategic positioning, growth, and profitability, as well as lower operating risk. SK Capital currently has approximately $10 billion in assets under management as of December 31, 2024. For more information, please visit www.skcapitalpartners.com.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. Such forward-looking statements are based on historical performance and current expectations and projections about bluebird’s future goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond bluebird’s control and could cause bluebird’s future goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. No forward-looking statement can be guaranteed. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect bluebird bio’s business, particularly those identified in the risk factors discussion in bluebird bio’s Annual Report on Form 10-K for the year ended December 31, 2024, as updated by its subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC. These risks and uncertainties include, but are not limited to: the risk that the efficacy and safety results from bluebird’s prior and ongoing clinical trials will not continue or be seen in the commercial context; the risk that there is not sufficient patient demand or payer reimbursement to support continued commercialization of bluebird’s products; the risk of insertional oncogenic or other safety events associated with lentiviral vector, drug product, or myeloablation, including the risk of hematologic malignancy; and the risk that bluebird’s products will not be successfully commercialized. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, bluebird bio undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

Contacts:

Bluebird

Courtney O’Leary

+1 (978) 621-7347

coleary@bluebirdbio.com

Carlyle

Brittany Berliner

+1 (212) 813-4839

brittany.berliner@carlyle.com

SK Capital

Ben Dillon

+1 (646) 278-1353

bdillon@skcapitalpartners.com